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                                                                    EXHIBIT 12.1


                         PETROQUEST ENERGY, INC.
            COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                   (IN THOUSANDS, EXCEPT RATIO AMOUNTS)

                                                       Quarter Ended                Year Ended December 31,
                                                         March 31,    ----------------------------------------------------
                                                           2001       2000        1999       1998        1997         1996
                                                       -------------------------------------------------------------------
Earnings (losses):
 Income (loss) before income taxes                        6,574      9,074       (310)    (16,167)     (2,805)        204
Add:
 Fixed charges, less capitalized interest                   466         78         --         116         136         502
                                                          ---------------------------------------------------------------
  EARNINGS (LOSSES) AS ADJUSTED                           7,040      9,152       (310)    (16,051)     (2,669)        706
                                                          ===============================================================
Fixed charges:
Interest costs, including capitalized interest              766        517        434         116         136         502
Interest component of rental expense                          1         14          5           4          13          21
                                                          ---------------------------------------------------------------
  FIXED CHARGES                                             767        531        439         120         149         523
                                                          ===============================================================
RATIO OF EARNINGS TO FIXED CHARGES (1)                     9.18      17.24        N/A         N/A         N/A        1.35
                                                          ===============================================================

(1) For the years ended December 31, 1999, 1998 and 1997, earnings were insufficient to cover fixed charges by $749,000, $16,171,000 and $2,818,000, respectively.